Exhibit 10.1

FIRST AMENDMENT TO THE
COACH, INC.
2010 STOCK INCENTIVE PLAN

This First Amendment to the Coach, Inc. 2010 Stock Incentive Plan (this “Amendment”) is adopted as of September 19, 2014 (the “Amendment Date”) by the Board of Directors (the “Board”) of Coach, Inc. (the “Company”) for the purpose of amending the Coach, Inc. 2010 Stock Incentive Plan (also known as the Coach, Inc. 2010 Incentive Award Plan) (as it may be amended from time to time, the “Plan”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

WHEREAS, the Company maintains the Plan as adopted by the Board on September 17, 2010 and approved by the Company’s stockholders on November 3, 2010;

WHEREAS, the Company desires to amend Section 14.1 of the Plan, as permitted by such Section 14.1, to ensure that the voting threshold for stockholder approval of future Plan amendments that require stockholder approval will be consistent with the Maryland General Corporation Law, New York Stock Exchange rules, and the Company’s bylaws; and

WHEREAS, this Amendment, together with the Plan, constitutes the entire Plan as amended to date.

NOW, THEREFORE, effective as of the Amendment Date, Section 14.1 of the Plan is hereby amended and restated in its entirety as follows:

“14.1           Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2, (i) increase the number of shares available under the Plan (other than adjustments as provided by Section 14.2) or increase the limits imposed in Section 3.1 or 3.3, (ii) permit the Administrator to grant Options with an exercise price that is below Fair Market Value on the date of grant, (iii) permit the Administrator to extend the exercise period for an Option beyond ten (10) years from the date of grant, (iv) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (v) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 14.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.”

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I hereby certify that the foregoing Amendment was adopted and approved by the Board of Directors of Coach, Inc. on September 19, 2014.

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Executed as of this 19th day of September 2014.

/s/ Todd Kahn
Corporate Secretary